SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

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    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMMERCIAL FEDERAL CORPORATION
    ...........................................................................
              (Name of Registrant as Specified in Its Charter)

                                     N/A
    ...........................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
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         Rule 14a-6(i)(3).
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         and 0-11.
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         3)   Per unit price or other underlying value of transaction
              computed pursuant to Exchange Act Rule 0-11:

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    [ ]  Fee paid previously with preliminary materials.
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         4)   Date Filed:


                  [Letterhead of Commercial Federal Corporation]


                                            November 6, 1995


         Dear Fellow Stockholder:

                   I am writing to express my deep concern over CAI Corporation's recent conduct. CAI has distorted the facts in an attempt to mislead our stockholders and garner support for CAI's unqualified and unprofessional nominees. We urge you not to be misled.

                   Quite simply, CAI's actions are not in the best interest of Commercial Federal and its stockholders, and CAI's nominees are not worthy of your support. The very ineptitude with which CAI has set forth its rationale for electing its nominees -- namely by invoking analyses of Keefe Bruyette & Woods, Inc. -- clearly demonstrates that CAI is not qualified to serve on your Company's Board. The fact is that Keefe Bruyette & Woods has indicated that it is NOT voting for any of the CAI nominees, and instead has voted all of its shares in favor of Commercial Federal's Chairman and CEO. We urge you to support your Board of Directors by signing, dating and mailing today your WHITE proxy.

           THE REASONS TO SUPPORT YOUR BOARD ARE OBVIOUS AND COMPELLING

                   CAI recently set forth its reasons for supporting a sale or merger of Commercial Federal. Even to the extent that you agree with some of their reasons, there is no reason whatsoever to support CAI and its nominees. The reasons for supporting your Board and management team are clear and simple:

              1. CAI'S NOMINEES ARE NOT QUALIFIED TO SERVE AS YOUR DIRECTORS. CAI's nominees in our view fail to meet the high standards of professionalism and conduct that are required of fiduciaries of public banking and thrift institutions. Disruptive in all of their dealings with Commercial Federal, CAI's nominees are interested only in what will serve their own personal financial interests and have engaged in manipulative and misleading conduct, especially in their most recent communications with our stockholders. Your Board, on the other hand, has at all times conducted itself with integrity and maintained a broad-minded perspective.

              2.   CAI'S OWN PURPORTED "ADVISOR" SUPPORTS MANAGEMENT.
                   CAI's latest stockholder letter is a clear attempt to mislead stockholders by referring to some analyses that Keefe Bruyette & Woods, Inc. performed for CAI prior to the commencement of this proxy contest.
                   What CAI conveniently fails to disclose is that Keefe is NOT advising CAI in connection with this proxy contest, Keefe has NOT consented to the reference to its firm in CAI's solicitation materials and Keefe


                   has in fact voted all of its shares in favor of the election of William Fitzgerald and NONE of its shares in favor of any of the CAI nominees.

              3. CAI'S MESSAGE IS OLD AND OBVIOUS. For the past sev-eral years CAI has pursued one agenda item and one item only -- seeking a sale of Commercial Federal to allow CAI to cash out (in cash or securities) on its highly successful and lucrative ownership position. We don't need CAI to tell us that stockholders usually obtain a premium when their company is sold. We don't need CAI to tell us when and how it is best to maximize stockholder value. Indeed, had we listened to CAI in June 1993 and pursued a sale of the Company at that time, stockholders would have foregone substantial improvements in the value of their investment.

              4. YOUR BOARD IS FIRMLY COMMITTED TO MAXIMIZING STOCKHOLDER VALUE. CAI attacks the Board's policy of "business as usual." This "business as usual" has delivered exceptional increases in your stock price over the past several years, combined with significant increases in earnings per share and our franchise value and a substantial reduction in nonperforming assets. Your Board is dedicated to maximizing stockholder value and has done so, and will continue to do so, without any help or assistance from CAI.

              5. YOUR BOARD WILL CONSIDER ALL OPTIONS FOR MAXIMIZING STOCKHOLDER VALUE. Your Board has not foreclosed any option for maximizing stockholder value and is open to considering any and all proposals for merger transactions or business combinations with other financial institutions if and when such proposals make sense for our stockholders.

              6. YOUR BOARD WILL CONTINUE TO WORK WITH MERRILL LYNCH IN EXPLORING ALL STRATEGIC ALTERNATIVES FOR MAXIMIZ-ING STOCKHOLDER VALUE, AS SET FORTH IN YOUR BOARD'S OWN PROPOSAL. Your Board recognizes that our industry is in the process of undergoing tremendous change and will remain attuned to those changes to endeavor to make sure that our stockholders benefit fully from the best opportunities for growth in stockholder value that the future will provide. And, who is better qualified to advise and assist us in such a process than Merrill Lynch, one of the premier investment banking companies in the nation.

              7.   YOUR BOARD IS LOYAL AND DEDICATED TO YOUR INTERESTS
                   AND WILL CONTINUE TO ACT IN YOUR BEST INTERESTS.
                   Your Board will pursue the strategies that are right for all stockholders and is committed to remaining open to all attractive strategic options for the Company. Your Board is comprised of independent and dedicated professionals that place their loyalty to


                   the Company and its stockholders above all other interests, as demonstrated by its long record of success. It is your Board and not CAI that are the proper fiduciaries for your best interests.

              8. EVEN IF YOU SUPPORT CONSIDERING A MERGER FOR THE COM-PANY AT THIS TIME IT DOES NOT MEAN THAT YOU SHOULD SUPPORT CAI. Commercial Federal's WHITE proxy card affords stockholders an opportunity to vote for either the Board's proposal or CAI's proposal. Your Board urges you to vote your preferences on Commercial Federal's WHITE proxy card and to discard all blue proxy cards being distributed by CAI. One thing is clear: There is no need to place unqualified and disruptive directors on the Board to make your views known.

              9. CAI HAS NOT "INVESTED" IN COMMERCIAL FEDERAL AND HAS BUT ONE OBJECTIVE -- TO CASH OUT ON ITS HIGHLY LUCRATIVE PURCHASE OF SHARES. CAI has not invested in Commercial Federal and its future. CAI purchased 600,000 shares of Variable Rate Series A Preferred Stock of Commercial Federal's predecessor bank for $1,000 in the early 1990's. CAI received millions of dollars from Commercial Federal in respect of those securities (and the securities into which they were subsequently converted) and in turn reinvested only a small portion of those monies in the Company by purchase of its current common stock position in the Company.

              10. YOUR BOARD HAS A SIGNIFICANT FINANCIAL INTEREST IN COMMERCIAL FEDERAL AND IS COMMITTED TO DOING THE RIGHT THING FOR STOCKHOLDERS. Your Board has in-vested real time, money and energy in your Company and shares fully your interests in seeing that the value of the Company's stock is maximized for all stockholders. Indeed, together your Board and management team beneficially own approximately 5% of the outstanding Commercial Federal stock, having a current market value of approximately $25 million. Your Board and management have a substantial stake in Commercial Federal -- their interests are aligned with yours.

                   As you can see, the reasons for supporting your Board and management team are compelling. As for CAI, we are disappointed, but not surprised, at its conduct which can only be viewed as a desperate attempt to get your vote. Don't be duped by CAI. PLEASE SUPPORT YOUR EXISTING BOARD OF DIRECTORS BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD.


              Thank you again for your continued loyalty and support.

              On behalf of your Board of Directors.

                                            Sincerely,

                                            /s/ William A. Fitzgerald

                                            William A. Fitzgerald
                                            Chairman of the Board
                                            and Chief Executive
                                            Officer


                                    IMPORTANT

              Your vote is important. Regardless of the number of shares of Commercial Federal Common Stock you own, please vote as recommended by your Board of Directors by signing, dating and mailing your WHITE proxy card. Please act today.

              If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE proxy card on your behalf. You should also promptly sign, date and mail your WHITE proxy card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card immediately to ensure that your vote is counted.

              IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC., WHICH IS
         ASSISTING US, TOLL-FREE AT 1-800-714-3310.